Exhibit 10.21

Non-Employee Director Compensation Summary

Momenta Pharmaceuticals, Inc.’s (the “Company’s”) non-employee directors are currently:  (i) Peter Barrett; (ii) Peter Barton Hutt; (iii) Elizabeth Stoner; (iv) Bennett M. Shapiro; (v) John K. Clarke; (vi) Robert S. Langer, Jr.; (vii) Stephen T. Reeders; (viii) Ram Sasisekharan; (ix) Marsha H. Fanucci; and (x) Alan L. Crane. The compensation structure for the Company’s non-employee directors as follows:

Grant of Options Upon Appointment

Each new non-employee director will automatically receive an option to purchase up to 30,000 shares of the Company’s common stock upon appointment to the Board. These options will vest quarterly over the three years following the grant date, subject to such director’s continued service on the Board.

Grant of Additional Stock Options

In connection with the Nominating and Corporate Governance Committee’s annual evaluation, non-employee directors who served on the Board during fiscal year 2007 and who will continue to serve on the Board during fiscal year 2008 will be granted an option to purchase up to 19,200 shares of the Company’s common stock at the 2008 annual meeting of stockholders. These options will vest quarterly over the year following the grant date, subject to the non-employee director’s continued service on the Board.

Payment of Retainer Fee; Reimbursement of Travel and Other Expenses

In addition to an option grant, each non-employee director is entitled to receive an annual retainer of $25,000 for his or her service on the Board during 2008. Additional amounts will be paid as follows:

Position	Additional Fees

Non-Employee Chairman of the Board	$25,000
Audit Committee Chair	$10,000
Audit Committee Members (other than the Chair)	$7,500
Compensation Committee, Nominating and Corporate Governance Committee Chairs and Members (no additional fees shall be paid to members serving on both the Compensation and the Nominating and Corporate Governance Committees)	$5,000
Science Committee Chair	$10,000
Science Committee Members	$7,500
Additional Payments to Science Committee Chair and Members	$3,000 for each all day session attended (up to a maximum of $15,000 per year) that is in addition to the standard quarterly meetings of the Scientific Committee

All retainer amounts shall be paid quarterly during fiscal year 2008. Non-employee directors also receive reimbursement for reasonable travel and other expenses in connection with attending Board meetings during 2008.